As filed with the Securities and Exchange Commission on June 14, 1996
                                                           Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                -------------------------------------------

                                  FORM S-3
                           REGISTRATION STATEMENT

                                   UNDER

                         THE SECURITIES ACT OF 1933

                -------------------------------------------

                              DIVERSIFAX, INC.
           (Exact name of Registrant as specified in its charter)

                DELAWARE                               13-3637458
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)              Identification Number)

                                             IRWIN A. HOROWITZ, PRESIDENT
                                                   DIVERSIFAX, INC.
         39 STRINGHAM AVENUE                      39 STRINGHAM AVENUE
    VALLEY STREAM, NEW YORK 11580            VALLEY STREAM, NEW YORK 11580
           (516) 872-0650                           (516) 872-0650
 (Address, including zip code, and           (Name, address, including zip
  telephone number, including area            code, and telephone number,
  code, of Registrant's principal               including area code, of
         executive offices)                       agent for service)

                -------------------------------------------

   Copies of all communications, including all communications sent to the agent for service, should be sent to:

                           GARY T. MOOMJIAN, ESQ.
                              BRESLOW & WALKER
                              875 THIRD AVENUE
                       NEW YORK, NEW YORK  10022-7597
                               (212) 832-1930

                --------------------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________.

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    ____________________________________



                                             CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                              Proposed
                                                                               Maximum      Proposed Maximum
                                                              Amount          Offering          Aggregate        Amount of
           Title of Each Class of Securities                   to be          Price Per      Offering Price     Registration
                    to be Registered                        Registered        Share(1)                              Fee

- ----------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per share                    2,211,538(2)       $5.125        $11,334,132.25      $3,908.32
- ----------------------------------------------------------------------------------------------------------------------------
 Total Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $3,908.32
============================================================================================================================

_______________
(1) Represents the average of the bid and asked prices as quoted on NASDAQ on June 7, 1996. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Represents shares of Common Stock which may be sold by selling security holders. See "Selling Stockholders" in the Prospectus.


     Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments.

                SUBJECT TO COMPLETION, DATED JUNE 14, 1996


                              DIVERSIFAX, INC.


                      2,211,538 SHARES OF COMMON STOCK

                          ________________________


  This Prospectus relates to up to 2,211,538 shares of common stock, par value $.001 per share ("Common Stock"), of Diversifax, Inc. (the "Company"). The Common Stock may be offered hereby from time to time by any and all of the Selling Stockholders (as hereinafter defined) for their own benefit. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. The Company has agreed to bear all expenses (other than stock transfer taxes, brokerage commissions and other selling expenses) in connection with the registration and sale of the Common Stock, which expenses are currently estimated at $27,000.00 in the aggregate.


  The Company's Common Stock is traded on the NASDAQ Small Cap Market ("NASDAQ") under the symbol DFAX. On June 12, 1996, the last reported sale price of the Common Stock was $5.0625 per share.

                          ________________________



THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
COMMENCING ON PAGE 5 OF THIS PROSPECTUS.


                          ________________________



THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this Prospectus is ___________, 1996

                           AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, 219 South Dearborn Street, Chicago, Illinois 60604 and New York Regional Office, 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                    DOCUMENTS INCORPORATED BY REFERENCE


     The following documents are incorporated by reference herein:

         1. Annual Report on Form 10-KSB for the fiscal year ended November 30, 1995.

         2. Quarterly Report on Form 10-QSB for the quarter ended February 29, 1996.

         3. Registration Statement on Form S-1 (Registration No. 33-46580), declared effective by the Commission on November 18, 1992.

     Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing for such document.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests may be made to Diversifax, Inc. 39 Stringham Avenue, Valley Stream, New York 11580, Attn:
Dr. Irwin A. Horowitz, (516) 872-0650.

                                THE COMPANY


     Since November 1, 1993, the Company, through its wholly owned subsidiaries IMSG Systems, Inc. ("IMSG") and IMSG's affiliated companies, National Copy Corp., Capital Copy Corp. and Advanced Business Systems, Inc., has been engaged in the business of owning, leasing, operating and servicing coin and debit card pay-per-copy photocopiers and microfilm reader-printers and accessory equipment. The Company operates its copiers in various states throughout the Eastern United States, Wisconsin and Illinois in differing sites including libraries, courthouses, colleges, drug stores, office supply stores and similar high traffic outlets. The Company has over 2,400 copiers at various locations. Generally, the Company is responsible for the collection of payments from each site and, at most locations, the site operators share in the revenues derived from the copy sales at their site. The Company has the ability to service and repair its copiers seven days a week. Users can pay per copy by inserting coins in the copier or by using a debit access card, which the user may purchase at the site of the copier.

     The Company commenced its Smart Switch(TM) operations in April 1995, upon the acquisition of the Smart Switch assets of Faxit Corporation. The Smart Switch is a computerized switching device which has an automated switching system to permit the use of any "off the shelf" fax machine as a public fax machine. Billing of a public fax message is effected without the need for human intervention or the incorporation of a high cost credit card reading device into the fax machine. The Smart Switch gives the Company the capacity to offer a variety of fax and voice services for hotels, libraries and airline lounges, and domestic and international fax transmission services. The Smart Switch permits hotels to offer in-room fax machines for guests' confidential use, thereby converting each room into a "Smart Suite". The Smart Switch has been upgraded by the Company following its acquisition to permit billing of the user not only through the user's credit card but also by billing to the user's hotel bill either by a transfer of the billing information to the hotel's computer or by a scanning of calls to listen for a fax tone.

     The Company has recently commenced marketing of the Smart Switch and has placed a small number of units under lease at hotels, airport lounges, libraries and colleges, principally in the Northeast. Customers include the Western Hotel (formerly the Grand Hotel) in Washington D.C. and TWA Ambassador Lounges. The term of the agreements range from one to four years, and the hotel, airline lounge or other party is responsible to pay the Company for the cost of the equipment as well as per minute usage charge. In November 1995, the Company entered into an agreement with AT&T Corp. ("AT&T") to jointly market the Company's in-room fax services on an exclusive basis to AT&T hotel accounts.

     The executive offices of the Company are located at 39 Stringham Avenue, Valley Stream, New York 11580. The telephone number is (516) 872-0650.


                                                      THE OFFERING

Securities Offered: . . . . . . . . . . .   2,211,538 shares of Common Stock.

Shares of Common Stock Outstanding as
 of June 3, 1996  . . . . . . . . . . . .   14,040,215(1)

Net Proceeds  . . . . . . . . . . . . . .   The Company will not receive any of the proceeds from the sale by the
                                            Selling Stockholders.

Risk Factors  . . . . . . . . . . . . . .   Investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution.  See "Risk Factors."

NASDAQ Symbol of
 Common Stock . . . . . . . . . . . . . .   DFAX

_________________

(1)
   Does not include (i) an aggregate of 325,000 shares of Common Stock issuable upon the exercise of outstanding stock options and (ii) 1,335,000 shares of Common Stock issuable upon the exercise of outstanding warrants.

                                RISK FACTORS


   The securities offered hereby are speculative and involve a high degree of risk. Only those persons economically able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors.

   HISTORY OF LOSSES AND DEFICIT. The Company has incurred net losses for the fiscal years ended November 30, 1994 and 1995 of $1,165,627 and $3,218,962, respectively, and $365,499 for the three month period ended February 29, 1996. At February 29, 1996, the Company had an accumulated deficit of $5,166,413. No assurance can be given that the Company will not continue to report losses on an annual basis or that the Company's business operations will ultimately prove to be profitable.

   WORKING CAPITAL DEFICIT; NEED FOR ADDITIONAL FUNDS. At February 29, 1996, the Company had a working capital deficit of $267,794. In view of the Company's operating losses and need for capital to finance the purchase of capital equipment and to market the Smart Switch, such working capital deficiency may increase. Also, the cash requirements needed to pursue opportunities or to address problems not now anticipated may put a strain on the Company's available cash resources. In April 1996, May 1996 and June 1996, Dr. Irwin A. Horowitz, Chairman of the Board, Chief Executive Officer and President of the Company, loaned an aggregate of $150,000 to the Company. There is no assurance that additional capital will be available to the Company if required or that capital, if any, will be available on terms acceptable to the Company.

   DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the services of its Chairman, Chief Executive Officer and President, Dr. Irwin A. Horowitz, and of Mario DiNatale, the President of the subsidiary of the Company conducting Smart Switch operations and a director of the Company, for the successful operation and development of its business. Dr. Horowitz and Mr. DiNatale have employment contracts with the Company through November 1997 and March 1997, respectively. The loss of services of either Dr. Horowitz or Mr. DiNatale could materially and adversely affect its operations. In addition, in order to market, produce and upgrade its products, the Company will have to attract and retain additional technically qualified personnel with backgrounds in engineering, production and marketing.

   UNCERTAINTY OF MARKET ACCEPTANCE OF SMART SWITCH. In connection with its Smart Switch, the Company faces the types of problems, delays, expenses and difficulties which are frequently encountered by a company trying to introduce a new line of products to the market. The Company only has limited operating experience with the Smart Switch and, to date, revenues derived from the Smart Switch have been minimal. The initial results from the Company's Smart Switch operations have varied. A number of hotels, airport lounges, libraries and colleges have installed and are currently utilizing the Smart Switch. A number of other hotels, which primarily installed the Smart Switch on a trial basis, have canceled or determined not to permanently install such machines, apparently primarily due to insufficient usage by guests. The Company believes that these hotels did not adequately market to their guests the availability of the fax machines. While other customers are generally showing a greater degree of usage, there can be no assurance that there will not be a material amount of cancellations, or that significant new orders will develop so as to make the Smart Switch operations of the Company profitable. There can be no assurance that the Smart Switch services will gain broad market acceptance. In November 1995 the Company entered into an agreement with AT&T to jointly market the Company's in-room fax services on an exclusive basis to AT&T hotel accounts. There can be no assurance that any material sales or leases will result from this agreement.

   NO MARKET RESEARCH OF POTENTIAL DEMAND FOR SMART SWITCH. The Company has neither conducted nor have others made available to the Company any results of market research that would give management sufficient information to estimate potential demand for its Smart Switch with certainty. There can be no assurance that sufficient market penetration can be achieved or the planned placement of the Company's equipment will be absorbed by the market in the event such demand can be identified.

   COMPETITION.

   Copiers.  The Company markets its copier services to those users who
   -------
need to copy documents, books, and other materials that are located at the sites where the Company's copiers have been placed. Other companies that offer similar services include Continental Copy Products Limited, Dual Office Suppliers, Inc., Boston Copico and Compucopy. Although there are a variety of alternatives to pay-per-copy reproduction, these alternatives generally do not pose significant competition to the Company. Other alternatives for copying include specialty full-service copy and print shops, printers, privately owned copiers and personal copiers. Full-service copy and print shops generally serve a market more interested in service and high volume sophisticated copying rather than in the convenience of location and ability to handle relatively few copies. Additionally, those documents being copied by the users at on site pay-per-copy copiers, such as government and court documents and library resource materials, may not be able to be taken off-site. Personal copiers, which have been on the market for a number of years, do not have a significant adverse effect on the Company's copier activities. The Company is unable to predict whether a technology or price breakthrough may increase the sales and use of personal copiers and reduce the demand for the Company's copy services.

   Computers with printers also provide a certain amount of competition to the Company, as they allow convenient production of multiple copies. However, the Company does not believe that computer printing will have a significant adverse effect on the Company's business since computer based duplication is available only for documents resident on the computer which is interfaced with a printer and therefore cannot be used for other original documents.

   Fax Machines.  The public fax business is in an early stage of
   ------------
development. The Company does not know of any other company that offers a computer software switching device which can convert any "off-the-shelf" fax machine into a public fax. One competitor, AlphaNet, is able to reconfigure a particular model thermal paper fax machine and has placed these reconfigured machines at a large number of locations. Other competitors, Teledex and Action Fax, offer products which do not currently offer the functionality of the Company's Smart Switch. It should be noted, however, that if the public fax business generates substantial profits and appears to be capable of significant growth, other companies with greater resources than the Company's may enter the business and present intense competition. The Company believes that if this were to occur, it could expect to encounter significant competition from two general areas: (i) other companies organized to provide public facsimile transmission services and/or equipment; and (ii) assisted facsimile transmission services. In addition, it should be noted that facsimile transmission also competes with alternative methods of document delivery, principally overnight small package express services such as Federal Express and United Parcel Service, as well as the United States Post Office Express Mail Service. In all of the foregoing areas, virtually all competitors can be expected to be considerably better established and larger than the Company in total assets and resources.

   CREDIT CARD REGULATIONS. The Company's business is dependent on its securing processing for its credit card transactions. Credit card companies establish the rules and regulations for processing eligibility and determine which businesses may accept their cards, and on what terms. While the Company's facsimile machines are presently processed through all major credit card companies, there can be no assurance that in the future some or all credit card companies may not change the terms on or circumstances under which their credit cards will be accepted so as to adversely effect the business of the Company.

   GOVERNMENT REGULATION. There are no known federal or state regulations which regulate the public facsimile transmission business, other than the regulations of the telephone industry, whose services the Company utilizes. There can be no assurance that the Company's business will not be regulated in the future or that such regulations will not have an adverse effect upon the Company's profitability.

   LACK OF PATENT PROTECTION; TECHNOLOGICAL CHANGES; RISK OF PRODUCT
OBSOLESCENCE.

   Copiers.  The Company does not, in general, rely on patented technology
   -------
with respect to its copier operations, although the Company does purchase and operate copiers which may contain patented technology. However, management believes that the proprietary nature of this technology does not affect the Company's operations. There can be no assurance, however, that patented technology will not affect the Company in the future if the Company is unable to obtain copiers that have a patented feature which make them more desirable than copiers currently being used by the Company or that will be acquired by the Company in the future. The Company is presently seeking a patent on a photocopy machine cover that allows books to be copied without damage to the binding. There is no assurance that a patent will be granted or that the patent will be of economic importance to the Company.

   Fax Machines.  Although the Company has applied for a patent covering
   ------------
the technologies upon which the Company's Smart Switch systems are based, there is no assurance that the patent applied for will be issued or, if issued, will provide the Company with meaningful protection from competition, or that the Company will have the financial resources necessary to enforce any patent rights that it may have. Other companies may have been or may be involved in research and development which may lead to patents similar to or superior to those developed by the Company or relating to specific aspects of the Company's products and technologies, and the Company has not engaged counsel to determine whether its products in general are free from patent infringement. Unless so protected or protected by nondisclosure agreements, the Smart Switch is susceptible to being analyzed and reconstructed by an existing or potential competitor. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material adverse effect on the Company's business. As a result, the cost to the Company of protecting its patent rights could be substantial. The market for the Company's public-fax products is characterized by rapidly changing technologies and evolving industry standards. The Company's success will depend in large part on the Company having a technically competent staff and on its ability to anticipate changes in technology and industry standards and, to the extent such changes impact the Company's technology and products, to respond to market and technological developments on a timely basis. There can be no assurance that the Company will be able to keep pace with the technological demands of the market place. Moreover, there can be no assurance that new products or technologies will not render the Company's Smart Switch less competitive or obsolete.

   DEPENDENCE ON SUPPLIERS.

   Copiers.  The Company currently purchases both new and used copiers from
   -------
a variety of sources. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

   Fax Machines.  The Company assembles the Smart Switch by programming the
   ------------
Company's proprietary software into off-the-shelf computers and then leases the programmed computer together with off-the-shelf fax machines, telephones, dialers and components all of which are manufactured by other vendors. The Company purchases certain custom components and complete fax machines from single suppliers in order to obtain lower prices. In the past, the Company has had satisfactory relationships with its suppliers and has not experienced delays in the delivery of components or public-fax machines. The Company generally does not maintain supply contracts with its suppliers and purchases components pursuant to purchase orders in the ordinary course of business. The Company believes that there are a number of other suppliers for the components that it uses. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and, although there can be no assurance thereof, does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

   DEPENDENCE ON CERTAIN CUSTOMERS; RECENT LOSS OF LARGE CUSTOMER. During the fiscal years ended November 30, 1994 and 1995 revenue derived from two of the Company's customers amounted to approximately 21.9% and 24.7%, respectively, of the Company's revenues. In March 1996, the Company was not successful in its bid for the renewal of its contract with a major library system in the City of New York, which provided approximately 12.3% of the Company's sales for the fiscal year ended November 30, 1995. The Company will continue to collect revenue from this library system over the next several months until such time when all the Company's copiers are removed. The loss of significant customers may have a material adverse effect on the Company.

   SEASONALITY. The Company's copier activities are subject to seasonal fluctuations. Revenues from copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first week of January due to school and employee vacation patterns.

   POTENTIAL DEPRESSIVE EFFECT ON MARKET PRICE DUE TO FUTURE SALES OF COMMON STOCK. 6,414,639 shares of the Company's outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act (excluding, for this purpose, the shares registered hereby). Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a three year holding period. At least 6,334,445 of such 6,414,639 shares are currently eligible for sale under Rule 144. In addition, the 2,211,538 shares of Common Stock registered hereby may now be sold into the open market, subject to an agreement of holders of an aggregate of 1,961,841 shares to sell no more than 25% of their shares within six months of the date of this Prospectus, no more than an additional 25% within the following three months and no more than an additional 25% during the next three months. Furthermore, there is an aggregate of 1,660,000 shares of Common Stock underlying warrants and stock options issued by the Company, which shares may ultimately be sold into the open market. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then prevailing market price of its Common Stock.

   POSSIBILITY OF DELISTING FROM NASDAQ. The Company's Common Stock is listed on the NASDAQ System. To remain listed with NASDAQ, companies are required to have not less than $2,000,000 in total assets and $1,000,000 in capital and surplus. Due to its operating deficit the Company may be unable to continue to meet the NASDAQ requirements for continued listing in which event the public market for the Company's Common Stock would be materially adversely affected.

   CONTROL OF THE COMPANY. Dr. Irwin Horowitz, President of the Company, presently owns 6,310,000 shares of Common Stock, representing 44.7% of the outstanding Common Stock of the Company and effectively controls the Company.

   DIVIDENDS ON COMMON STOCK NOT LIKELY. The Company has never paid any cash dividends on its Common Stock. For the foreseeable future it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of shares of Common Stock.

                              USE OF PROCEEDS


   The Company will not realize any proceeds from the sale of the Common Stock which may be sold under this Prospectus.


                            SELLING STOCKHOLDERS


   The following table sets forth the beneficial ownership of the Common Stock owned by each of the selling stockholders (the "Selling
Stockholders") as of June 3, 1996.

                                                                             Securities       Percentage of
 Name of Selling            Securities Owned   Securities to be             to be Owned    Securities Owned
 Stockholders              Prior to Offering   Sold in Offering          After Offering      After Offering
 -------------             -----------------   ----------------          --------------      --------------
 Eugene Bilotti                    10,000                10,000                       0           0

 Jean A. Bilotti                   14,000                14,000                       0           0

 Louis Sussan                       6,818                 5,000                   1,818           *

 Terrance Eller                     6,818                 5,000                   1,818           *

 Richard Vitello**                98,182(1)              67,000                  31,182           *

 Debbie & Hyman                   30,000(2)              20,000                  10,000           *
 Ashkenazy**

 Kathleen Belz**                  75,000(1)              50,000                  25,000           *

 Henry & Pauline                 168,000(3)             110,000                  58,000           *
 Ferstenberg**

 Abraham Fishman**               210,000(4)             110,000                 100,000           *

 Lou Hammer**                     75,000(1)              50,000                  25,000           *

 Gregg & Pamela                  345,000(5)             230,000                 115,000           *
 Horowitz**





                                                                             Securities       Percentage of
 Name of Selling            Securities Owned   Securities to be             to be Owned    Securities Owned
 Stockholders              Prior to Offering   Sold in Offering          After Offering      After Offering
 -------------             -----------------   ----------------          --------------      --------------
 Alan Katz**                      30,000(2)              20,000                  10,000           *

 Apostolos & Catherine            15,000(6)              10,000                   5,000           *
 Lambropoulos**

 Thomas Laundrie**               231,250(7)              81,250                 150,000         1.07%

 Larry & Ruth Linden**            60,000(8)              40,000                  20,000           *

 Steven J. Miner**                75,000(1)              50,000                  25,000           *

 Ira & Daryle Openden**           30,000(2)              20,000                  10,000           *

 Matthew N. Phillips**            60,000(8)              40,000                  20,000           *

 Stephen A. Powers**              22,500(9)              15,000                   7,500           *

 William F. Preiss, Jr.            6,240(10)              4,160                   2,080           *
 & Geraldine Preiss**

 Lynn Purcell**                  120,000(11)             80,000                  40,000           *

 Andrew Shaw**                    16,000(12)              8,000                   8,000           *

 Yiannakis Soteriou**             30,000(2)              20,000                  10,000           *

 John Vacchio**                   30,000(2)              20,000                  10,000           *

 Justin Wernick**                 60,000(8)              40,000                  20,000           *

 Sandra Zucker**                  75,000(1)              50,000                  25,000           *

 Charles Famoso**                 22,500(13)             10,000                  12,250           *

 William Gatta**                  22,500(13)             10,000                  12,250           *

 William & Lois                   33,750(14)             15,000                  18,750           *
 Muller**

 Howard & Diane                   11,250(15)              5,000                   6,250           *
 Schwartz**

 Steven Finkelstein**             45,000(1)              20,000                  25,000           *

 Robert Andrews**                   2,228                 2,228                       0           0

 Carole Catani**                       32                    32                       0           0

 Mario DiNatale**                  37,902                37,902                       0           0

 Dan Purjes***                      9,968                 9,968                       0           0

 Hon-Jane Chiu**                   57,000                57,000                       0           0

 Faxit Corporation**               55,000                55,000                       0           0

 Bernard Spak**                     5,000                 5,000                       0           0

 BDO Seidman**                     15,000                15,000                       0           0




                                                                             Securities       Percentage of
 Name of Selling            Securities Owned   Securities to be             to be Owned    Securities Owned
 Stockholders              Prior to Offering   Sold in Offering          After Offering      After Offering
 -------------             -----------------   ----------------          --------------      --------------

 Salon, Marrow &                   25,000                25,000                       0           0
 Dyckman, LLP**

 Christopher D.                        19                    19                       0           0
 Osborne**

 George & Linda Geffen            30,000(2)              20,000                  10,000           *

 Roland Aristone                   12,284                12,284                       0           0

 Ronald Biglin                     15,069                15,069                       0           0

 Jacqueline DiNatale                   26                    26                       0           0

 Rudy Dubay                         1,392                 1,392                       0           0

 Tina Elgart                        1,392                 1,392                       0           0

 Keith Fenton                          58                    58                       0           0

 Joseph Pane                           97                    97                       0           0

 Josephthal Lyon & Ross            50,000                50,000                       0           0
 Incorporated

 Gary Schlosser                    12,841                12,841                       0           0

 Tom Shelby                            64                    64                       0           0

 James Simon, Jr.                       6                     6                       0           0

 F&T Planning Center,               9,500                 9,500                       0           0
 Inc.

 Key Investments APS                9,500                 9,500                       0           0

 Omotsu Holdings Ltd.               9,500                 9,500                       0           0

 Susan Goldberg                     9,500                 9,500                       0           0

 Donald Drakeman                    9,500                 9,500                       0           0
 & Lisa Drakeman

 Miriam B. Meshel                   9,500                 9,500                       0           0

 Kazuko Tatsumura                   4,750                 4,750                       0           0

 Herman Elber                       9,500                 9,500                       0           0

 Myles F. Wittenstein               4,750                 4,750                       0           0

 Dorigol S.A.                       9,500                 9,500                       0           0

 Michael Applebaum                  4,750                 4,750                       0           0

 Earp, Cohn, Leone &                5,000                 5,000                       0           0
 Pendery

 Richard Belz**                  156,250(16)             31,250                 125,000           *

 Ira Openden**                   156,250(16)             31,250                 125,000           *



                                                                             Securities       Percentage of
 Name of Selling            Securities Owned   Securities to be             to be Owned    Securities Owned
 Stockholders              Prior to Offering   Sold in Offering          After Offering      After Offering
 -------------             -----------------   ----------------          --------------      --------------

 Gary Purcell**                  156,250(16)             31,250                 125,000           *

 Paul Ruthfield**                  30,000                30,000                       0           0

 Stephen Hayes**                 106,250(17)             56,250                  50,000           *

 Judd Rothman**                  313,750(17)            263,750                  50,000           *

 Wall Street                       75,000                75,000                       0           0
 Associates**

 Morris & Selma Cohen               4,750                 4,750                       0           0

 David S. Maglich &                4,500(18)              3,000                   1,500           *
 Margaret H. Maglich**

 Marion Rosenberg &               60,000(8)              40,000                  20,000           *
 Pauline Ferstenberg**


___________________________
(1)  Includes warrants to purchase an aggregate of 25,000 shares.
(2)  Includes warrants to purchase an aggregate of 10,000 shares.
(3)  Includes warrants to purchase an aggregate of 70,000 shares.
(4)  Includes warrants to purchase an aggregate of 100,000 shares.
(5)  Includes warrants to purchase an aggregate of 115,000 shares.
(6)  Includes warrants to purchase an aggregate of 5,000 shares.
(7)  Includes warrants to purchase an aggregate of 150,000 shares.
(8)  Includes warrants to purchase an aggregate of 20,000 shares.
(9)  Includes warrants to purchase an aggregate of 7,500 shares.
(10) Includes warrants to purchase an aggregate of 2,080 shares.
(11) Includes warrants to purchase an aggregate of 40,000 shares.
(12) Includes warrants to purchase an aggregate of 4,000 shares.
(13) Includes warrants to purchase an aggregate of 12,500 shares.
(14) Includes warrants to purchase an aggregate of 18,750 shares.
(15) Includes warrants to purchase an aggregate of 6,250 shares.
(16) Includes warrants to purchase an aggregate of 125,000 shares.
(17) Includes warrants to purchase an aggregate of 50,000 shares.
(18) Includes warrants to purchase an aggregate of 1,500 shares.

*   Less than 1%

** Has entered into a Lock-up Agreement, as described in "Plan of Distribution."

*** Has entered into a Lock-up Agreement as to 7,500 shares.

   Selling Stockholders will be entitled to receive all of the proceeds from the future sale of their shares of Common Stock. The Company will not receive any proceeds from the future sale of any of the aforementioned shares by the respective Selling Stockholders.

   The Company will bear all the expenses (other than stock transfer taxes, brokerage commissions and other selling expenses) of any offering by the Selling Stockholders.

   None of the Selling Stockholders has had, within the past three years, any position, office or material relationship with the Company except that
(i) Mr. Eugene Bilotti is currently a director of the Company; (ii) Ms. Jean A. Bilotti is the wife of Eugene Bilotti; (iii) Mr. Greg Horowitz is the son of Dr. Irwin A. Horowitz, the Chairman, Chief Executive Officer and President of the Company, and is the Florida counsel to the Company; (iv) Mr. Yiannakis Soteriou is currently a consultant to the Company; (v) Mr. Mario DiNatale is a director of the Company and President of DiversiFax Information Service, Inc., a subsidiary of the Company; (vi) Salon, Marrow & Dyckman, LLP are the former attorneys of the Company; (vii) Mr. Keith Fenton is currently a consultant to the Company; (vii) Mr. Judd Rothman was a director of the Company from 1992 to 1993; and (viii) Wall Street Associates is currently the public relations firm of the Company.


                            PLAN OF DISTRIBUTION


   The Selling Stockholders may offer and sell shares of Common Stock from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchaser without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

   In addition, 2,211,538 shares of Common Stock registered hereby may now be sold into the open market, subject to a "lock-up" agreement with holders of an aggregate of 1,961,841 shares to sell no more than 25% of their shares within six months of the date of this Prospectus, no more than an additional 25% within the following three months and no more than an additional 25% during the next three months.


                               LEGAL MATTERS


   The validity of the securities offered hereby will be passed upon for the Company by Breslow & Walker, 875 Third Avenue, New York, New York 10022.

                                  EXPERTS


   The financial statements and schedules of the Company, as of November 30, 1995, and for the years ended November 30, 1994 and November 30, 1995, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of Hoberman, Miller & Co., P.C., independent certified public accountants, given upon authority of said firm as experts in accounting and auditing and incorporated by reference herein.


                           ADDITIONAL INFORMATION


   The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

_________________________________________________   ----------------------------
=================================================   ============================


      NO DEALER, SALESPERSON, OR OTHER
   PERSON HAS BEEN AUTHORIZED IN
   CONNECTION WITH THIS OFFERING TO GIVE
   ANY INFORMATION OR TO MAKE ANY
   REPRESENTATIONS OTHER THAN THOSE
   CONTAINED IN THIS PROSPECTUS.  THIS
   PROSPECTUS DOES NOT CONSTITUTE AN
   OFFER OR A SOLICITATION IN ANY                       DIVERSIFAX, INC.
   JURISDICTION TO ANYONE TO WHOM IT IS
   UNLAWFUL TO MAKE SUCH OFFER OR
   SOLICITATION.  NEITHER THE DELIVERY
   OF THIS PROSPECTUS, NOR ANY SALE MADE
   HEREUNDER SHALL, UNDER ANY
   CIRCUMSTANCES, CREATE AN IMPLICATION
   THAT THERE HAS BEEN NO CHANGE IN THE
   CIRCUMSTANCES OR THE FACTS HEREIN SET
   FORTH SINCE THE DATE HEREOF.
        ___________________________
                                                2,211,538 SHARES OF COMMON STOCK
             TABLE OF CONTENTS
                                    PAGE
                                    ----
   AVAILABLE INFORMATION . . . .       2              ===================
   DOCUMENTS INCORPORATED BY REFERENCE 2                   PROSPECTUS
   THE COMPANY . . . . . . . . .       3              ===================
   THE OFFERING  . . . . . . . .       4
   RISK FACTORS  . . . . . . . .       5
   USE OF PROCEEDS . . . . . . .       9
   SELLING STOCKHOLDERS  . . . .       9
   PLAN OF DISTRIBUTION  . . . .      13
   LEGAL MATTERS . . . . . . . .      13
   EXPERTS . . . . . . . . . . .      14
   ADDITIONAL INFORMATION  . . .      14

        ___________________________

                                                        _________, 1996



_________________________________________________   ____________________________
=================================================   ============================

                                  PART II


                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


Registration Fee  . . . . . . . . . . . . . . . . . .  $ 3,908.32
Accounting Fees and Expenses  . . . . . . . . . . . .    1,500.00
Legal Fees and Expenses . . . . . . . . . . . . . . .   13,500.00
Blue Sky Fees and Expenses  . . . . . . . . . . . . .    7,500.00
Miscellaneous Expenses  . . . . . . . . . . . . . . .      591.68
                                                       ----------

        Total . . . . . . . . . . . . . . . . . . . .  $27,000.00

________________________



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law the registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

     The Company has included in its Certificate of Incorporation pursuant to Section 102(b)(7) of the Delaware General Corporation Law a provision eliminating the personal liability of directors to the Company or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Company's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as a director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law, which relates to a willful or negligent violation of section 160 (regarding the illegal purchase or redemption of stock by a corporation) or 173 (regarding a corporations illegal declaration or payment of dividends) of the General Corporation Law, or (d) for any transaction from which the director for acts or omissions occurring prior to the date of adoption of this provision. In addition, section 145 of the Delaware General Corporation Law empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Company's By-laws provide that the Company will indemnify and advance expenses of defense to its officers and directors substantially to the full extent authorized by the Delaware General Corporation Law.

     The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the Delaware General Corporation Law.



ITEM 16.  EXHIBITS.

 Exhibit                                                           Sequentially Numbered
  Number                   Documents                                 Page Where Located
  ------                   ---------                               ---------------------
   3(a)                    Certificate of Incorporation*                    --

   3(b)                    By-Laws*                                         --

    5                      Opinion of Counsel.                              19

  23(a)                    Independent Auditors' Consents.                  20

  23(b)                    Consent of Counsel is contained in the Opinion   --
                           of Counsel, filed as part hereof as Exhibit 5.


_________________

* Previously filed with the Company's Registration Statement on Form S-1 (No. 33-46580) declared effective by the commission on November 18, 1992.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Valley Stream, State of New York, on June 12, 1996.

                                    DIVERSIFAX, INC.



                                By: /s/ Irwin A. Horowitz
                                    --------------------------------------
                                    Dr. Irwin A. Horowitz
                                    President and Chief Executive Officer
                                    (Principal Executive, Financial and
                                      Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                           Title           Date
              ---------                           -----           ----

/s/ Irwin A. Horowitz                            Director         June 12, 1996
- ------------------------------------
Dr. Irwin A. Horowitz

/s/ Eugene Bilotti                               Director         June 12, 1996
- ------------------------------------
Eugene Bilotti

/s/ Mario DiNatale                               Director         June 12, 1996
- ------------------------------------
Mario DiNatale

/s/ Kenneth Ross Wolfe                           Director         June 12, 1996
- ------------------------------------
Kenneth Ross Wolfe